Exhibit 99.1

BRINKER INTERNATIONAL UPDATES FOURTH QUARTER AND FISCAL 2016 OUTLOOK; PROVIDES SELECT FISCAL 2017 GUIDANCE
DALLAS, June 8, 2016 - In advance of its Investor Day tomorrow, June 9th, Brinker International, Inc. (NYSE: EAT) announced the following items:
Fiscal 2016 and Fourth Quarter Outlook:

•	The company continues to expect fiscal 2016 earnings per diluted share, excluding special items, to be near the low end of our original guidance range of $3.55 to $3.65.

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The company continues to expect fiscal fourth quarter 2016 comparable restaurant sales to improve from fiscal third quarter 2016 results; although remain negative. As of June 2, quarter-to-date Brinker International company-owned comparable restaurant sales decreased 2.0 percent which includes a 2.0 percent and 1.5 percent decrease for Chili’s and Maggiano’s company-owned restaurants, respectively, as of that date. The quarter-to-date Brinker company-owned comparable restaurant sales figure represents an improvement of 160 basis points from the third quarter reported number.

Fiscal 2017 Select Guidance:

•	Brinker International comparable restaurant sales growth for fiscal 2017 is expected to be in a range of 0.5 to 2.0 percent.

•	The company anticipates fiscal 2017 earnings per diluted share, excluding special items, to be in a range of $3.40 to $3.50.

•	Fiscal 2017 capital expenditures are expected to be in a range of $110 to $120 million.

•	Full detailed guidance for fiscal 2017 will be provided with the company’s fourth quarter earnings announcement on August 11, 2016.

“We are encouraged by the quarter-to-date progress of our brands,” said Wyman Roberts, chief executive officer and president. “We look forward to discussing a number of initiatives designed to build on this progress and continue momentum into fiscal 2017 and beyond at our investor day tomorrow.”
Webcast Information
A simulcast of the presentation will be available on the Brinker website (www.brinker.com) at 7:30 a.m. CDT tomorrow (June 9th).  An online replay of the presentation will be available for two weeks.  To access the live simulcast of the presentation, please go to the company's Web site at least 15 minutes prior to the presentation to download and install any necessary audio software.

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 23, 2016, Brinker owned, operated, or franchised 1,647 restaurants under the names Chili’s® Grill & Bar (1,596 restaurants) and Maggiano’s Little Italy® (51 restaurants).

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company's business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.